Exhibit 99.1

Red Lobster® Olive Garden® Bahama Breeze® Smokey Bones®

www.darden.com

NEWS/INFORMATION
Corporate Relations

P.O. Box 593330

Orlando, FL 32859
Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media)	Jim DeSimone	(407) 245-4567

FOR RELEASE

March 20, 2007

4:30 PM ET

DARDEN RESTAURANTS REPORTS THIRD QUARTER RESULTS,

DECLARES DIVIDEND OF 23 CENTS PER SHARE

ORLANDO, FL, Mar. 20 – Darden Restaurants, Inc. (NYSE:DRI) today reported record diluted net earnings per share for the third quarter ended February 25, 2007. For the third quarter, diluted net earnings per share were 72 cents, a 7% increase over the prior year, on net earnings of $106.4 million. In the first quarter of this fiscal year, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R) on a modified prospective basis, which reduced diluted net earnings per share by $0.02 in the third quarter. The Company reported that third quarter sales increased 4.7% to $1.54 billion, driven primarily by same-restaurant sales growth at Red Lobster and Olive Garden and new restaurant growth at Olive Garden.

“We delivered solid results this quarter that continued to be at leadership levels within our industry,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “The key to our success remains talented people guided by a proven approach to the business that involves combining effective brand management and relentless attention to restaurant operations excellence. To build on our solid foundation, we are working to ensure Olive Garden sustains same-restaurant momentum as it accelerates new restaurant growth, while taking steps to increase new restaurant growth at Red Lobster and Bahama Breeze and further testing a new direction for Smokey Bones. As a result, we remain confident we are taking the strategic actions necessary to achieve our goal of being the best in casual dining, now and for generations.”

Highlights for the quarter ended February 25, 2007 include the following:

•

Net earnings for the third quarter were $106.4 million, or 72 cents per diluted share, on sales of $1.54 billion. Last year, net earnings were $105.3 million, or 67 cents per diluted share, for the third quarter, on sales of $1.47 billion. This fiscal year, the Company adopted SFAS 123R on a modified prospective basis, which reduced diluted net earnings per share by $0.02 in the third quarter.

•	Total sales of $1.54 billion represent a 4.7% increase over prior year.

•	Red Lobster’s U.S. same-restaurant sales increased 4.6% in the quarter.

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•	Olive Garden’s U.S. same-restaurant sales increased 1.0% in the quarter, its 50th consecutive quarter of same-restaurant sales growth.

•

The Company incurred expenses related to the impairment of a total of seven restaurants across Bahama Breeze, Red Lobster, and Smokey Bones, which reduced diluted net earnings per share by approximately 7 cents.

•

The Company’s tax rate this quarter was lower than its previously announced expectations due to the favorable resolution of tax matters expensed in prior years and higher than projected tax credits. These items increased diluted net earnings per share for the quarter by approximately 6 cents.

•	Darden purchased 4.3 million shares of its common stock in the quarter.

•

The Company reiterated its expectation that diluted net earnings per share growth will be 10% to 12% for the fiscal year, including the effect of its adoption of SFAS 123R on a modified prospective basis in fiscal year 2007.

Operating Highlights

RED LOBSTER’S third quarter sales of $684.2 million were 5.0% above prior year, driven primarily by its U.S. same-restaurant sales increase of 4.6%. For the quarter, on a percentage of sales basis, increased food and beverage expenses and selling, general, and administrative expenses were offset by increased sales leverage and lower restaurant labor expenses, restaurant expenses, and depreciation and amortization expense. Operating profit increased for the quarter, although it was modestly lower on a percentage of sales basis.

OLIVE GARDEN’S third quarter sales of $722.4 million were 4.9% above prior year, driven primarily by revenue from 28 net new restaurants opened and a U.S. same-restaurant sales increase of 1.0%. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses, restaurant labor expenses, and selling, general, and administrative expenses were offset by increased sales leverage and lower restaurant expenses and depreciation and amortization expense. Operating profit increased for the quarter, although it was modestly lower on a percentage of sales basis.

BAHAMA BREEZE’S third quarter sales of $38.0 million were 0.6% below prior year. Same-restaurant sales for the third quarter decreased 0.4%.

SMOKEY BONES’ third quarter sales of $87.2 million were 1.5% below prior year. Same-restaurant sales for the third quarter declined by 5.2%.

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“Despite the challenging environment, we successfully strengthened our business fundamentals and made meaningful progress on the strategic priorities that will drive future success,” said Drew Madsen, President and Chief Operating Officer of Darden. “Red Lobster achieved strong same-restaurant sales growth and began implementation of their brand refreshment initiative. Olive Garden’s ability to maintain same-restaurant excellence while accelerating new unit growth speaks to the strength of that brand and their team. Bahama Breeze has improved their guest experience and unit economics sufficiently to restart unit growth. And, Smokey Bones is making progress on its test of a new direction for the business.”

Other Actions

Darden continued the buyback of its common stock, purchasing 4.3 million shares in the third quarter. Since commencing its repurchase program in December 1995, the Company has purchased 140.8 million shares for $2.6 billion under authorizations totaling 162.4 million shares.

Darden announced today that the Board of Directors declared a cash dividend of 23 cents per share on the Company’s outstanding common stock. The dividend is payable on May 1, 2007 to shareholders of record at the close of business on April 10, 2007. Based on this 23-cent semi-annual dividend declaration, the Company’s indicated annual dividend is 46 cents per share.

Fiscal February 2007 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week February fiscal month ended February 25, 2007. This period is the last month of Darden’s fiscal 2007 third quarter.

Same-restaurant sales at Red Lobster increased 3% to 4% for fiscal February, which reflected a 4% to 5% increase in check average and a 1% to 2% decrease in guest counts. The check average increase was a result of a 2% to 3% increase in pricing and an approximate 2% increase from menu mix changes. Last year, same-restaurant sales at Red Lobster decreased 7% to 8% for fiscal February.

Same-restaurant sales at Olive Garden increased 1% to 2% for fiscal February, which reflected a 2% to 3% increase in check average and a 1% to 2% decrease in guest counts. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, same-restaurant sales at Olive Garden increased approximately 3% for fiscal February.

February’s results at both Olive Garden and Red Lobster were negatively affected by approximately 1.0 percentage point due to unfavorable weather this February compared to last year and positively affected by 1.0 percentage point due to holiday shifts and special events (Lent and Olympics).

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Fiscal 2007 Outlook

Darden now expects combined U.S. same-restaurant sales growth in fiscal 2007 of between 2% and 3% for Red Lobster and Olive Garden. Darden also expects to open approximately 35 to 40 net new restaurants. As a result, the Company now expects total sales growth of approximately 5% in fiscal 2007. Including the adoption of SFAS 123R in the first quarter of fiscal 2007, the Company anticipates that diluted net earnings per share growth will continue to be 10% to 12% in fiscal 2007.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,450 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.7 billion.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather, risks associated with our plans to improve financial performance at Bahama Breeze and Smokey Bones and to reposition Smokey Bones, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

2/25/07		2/26/06
653	Red Lobster USA	649
30	Red Lobster Canada	31
683	Total Red Lobster	680

597	Olive Garden USA	569
6	Olive Garden Canada	6
603	Total Olive Garden	575

32	Bahama Breeze	32

129	Smokey Bones	125

7	Seasons 52	4

1,454	Total Restaurants	1,416

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DARDEN RESTAURANTS, INC.
THIRD QUARTER FY 2007 FINANCIAL HIGHLIGHTS
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended

	2/25/2007	2/26/2006	2/25/2007	2/26/2006
Sales	$1,542.9	$1,474.2	$4,384.1	$4,208.4

Net Earnings	$ 106.4	$ 105.3	$ 256.6	$ 245.9

Net Earnings per Share:
Basic	$ 0.74	$ 0.70	$ 1.78	$ 1.63
Diluted	$ 0.72	$ 0.67	$ 1.71	$ 1.56

Average Number of Common Shares Outstanding:
Basic	142.9	149.4	144.4	150.8
Diluted	148.3	156.9	149.9	157.9

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DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended

	02/25/2007	02/26/2006	02/25/2007	02/26/2006

Sales	$1,542.9	$1,474.2	$4,384.1	$4,208.4
Costs and expenses:
Cost of sales:
Food and beverage	453.0	431.1	1,275.2	1,239.8
Restaurant labor	498.5	472.7	1,435.8	1,362.8
Restaurant expenses	230.1	225.9	672.3	655.7
Total cost of sales (1)	$1,181.6	$1,129.7	$3,383.3	$3,258.3
Selling, general and administrative	140.2	130.6	424.5	394.5
Depreciation and amortization	56.8	56.1	170.2	165.0
Interest, net	10.2	10.3	30.8	32.9
Asset impairment, net	16.3	8.4	21.2	9.7
Total costs and expenses	$1,405.1	$1,335.1	$4,030.0	$3,860.4
Earnings before income taxes	137.8	139.1	354.1	348.0
Income taxes	(31.4)	(33.8)	(97.5)	(102.1)
Net earnings	$ 106.4	$ 105.3	$ 256.6	$ 245.9

Net earnings per share:
Basic	$ 0.74	$ 0.70	$ 1.78	$ 1.63
Diluted	$ 0.72	$ 0.67	$ 1.71	$ 1.56

Average number of common shares outstanding:
Basic	142.9	149.4	144.4	150.8
Diluted	148.3	156.9	149.9	157.9

(1) Excludes restaurant depreciation and amortization as follows:	$ 53.5	$ 51.9	$ 159.3	$ 152.9

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DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	2/25/2007	5/28/2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 53.8	$ 42.3
Receivables, net	43.7	37.1
Inventories, net	282.4	198.7
Prepaid expenses and other current assets	33.0	29.9
Deferred income taxes	75.1	69.6
Total current assets	$ 488.0	$ 377.6
Land, buildings and equipment, net	2,483.7	2,446.0
Other assets	187.6	186.6
Total assets	$3,159.3	$3,010.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 220.9	$ 213.2
Short-term debt	121.3	44.0
Accrued payroll	112.4	123.2
Accrued income taxes	77.7	64.8
Other accrued taxes	47.8	46.9
Unearned revenues	138.8	100.8
Current portion of long-term debt	150.0	149.9
Other current liabilities	308.9	283.3
Total current liabilities	$1,177.8	$1,026.1
Long-term debt, less current portion	492.3	494.7
Deferred income taxes	75.6	90.6
Deferred rent	135.3	138.5
Other liabilities	44.8	30.5
Total liabilities	$1,925.8	$1,780.4

Stockholders’ equity:
Common stock and surplus	$1,882.9	$1,806.4
Retained earnings	1,907.8	1,684.7
Treasury stock	(2,531.6)	(2,211.2)
Accumulated other comprehensive income (loss)	(3.9)	(5.5)
Unearned compensation	(21.4)	(44.2)
Officer notes receivable	(0.3)	(0.4)
Total stockholders’ equity	$1,233.5	$1,229.8
Total liabilities and stockholders’ equity	$3,159.3	$3,010.2

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